UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

BEVERLY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263

Beverly Enterprises Begins Mailing Proxy Materials to Stockholders;
Says Whitman/Appaloosa Group’s Statements Are Misleading

Fort Smith, Arkansas, March 15, 2005 – Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV)—which earlier today reported outstanding 2004 financial results— announced that it has filed with the SEC and has begun mailing to stockholders definitive proxy materials in connection with the election of directors at its upcoming April 21st annual meeting.

At the same time, the company stated that it believes the information contained in the Whitman/Appaloosa group’s March 14 mailing to BEI stockholders is misleading.

“Unfortunately, the Whitman/Appaloosa group is trying to obscure our strong performance in their efforts to seize control of the Board by using inappropriate financial and operating comparisons that are misleading to our stockholders. These comparisons blatantly mischaracterized our financial performance, share price performance, and quality of care,” said William R. Floyd, BEI’s Chairman and Chief Executive Officer.

“The Whitman/Appaloosa group has cherry-picked numbers in isolation, used illogical or irrelevant time periods, made ‘apples-to-oranges’ comparisons, and cynically selected specially tailored statistics that misrepresent the track record of our board and management team in turning around what just four years ago had been a very troubled company. Just a few examples clearly illustrate the point:

•	BEI’s stock price has risen 347% over the most relevant time period—from October 30, 2002 (the trading day prior to when BEI announced its divestiture program and plans to reduce patient care liability costs, the key elements of management’s strategic plan to turn around the company) to January 24, 2005 (the day before the Whitman/Appaloosa group made public its proposal to acquire BEI). This performance compares favorably to the mean stock price performance of long-term care companies of 222% over the same time period. Further, our stock price has more than quadrupled since January 2003 (the beginning of the first quarter following this announcement).

•	BEI’s EBITDA[1] margin for the fiscal year ended December 31, 2001 was negative 4.4%, while the EBITDA margin for the fiscal year ended December 31, 2004 was 9.6%, in each case on a continuing operations basis. This clearly represents a significant margin increase and not the “flat” performance that the Whitman/Appaloosa group claims.

•	When the Whitman/Appaloosa group asserts that its proposed purchase price of $11.50 per share represents a premium to the value currently being ascribed to HCR Manor Care, they fail to point out that a trading value does not include any control premium that would be paid in an acquisition. Thus, comparing a trading value with a purchase price multiple makes no sense and is therefore inappropriate.

Any serious analysis would instead look at purchase price multiples in recent change of control transactions, such as the December 2004 acquisition of Mariner Health Care. In that transaction, the purchaser paid a transaction multiple of 11.4 x trailing twelve-months EBITDA. Further, the median transaction multiple paid in relevant, comparable health care services transactions in 2004 was 10.2 x trailing twelve-months EBITDA. Both of these multiples are well in excess of the implied purchase price multiple that the Whitman/Appaloosa proposal would represent to BEI stockholders.

•	In the Mariner Health Care transaction, stockholders received a premium of 70% over the 30-day average closing share price prior to the transaction announcement, versus the 27% premium to BEI’s 30-day average closing share price through January 24, 2005, which the Whitman/Appaloosa proposal of $11.50 per share would represent.

“Re-election of the current Board gives stockholders the best opportunity to maximize the value of their investment in BEI,” said Mr. Floyd. “As demonstrated by the fourth quarter results we announced today, this Board has overseen a management team that has successfully turned the company’s performance around. Specifically, during our tenure, we have tripled EBITDA from continuing operations, we have increased our cash balance eight-fold, and we have reduced our debt by 43%. This outstanding financial performance stems from the quality of patient care that BEI provides and the sound strategic plan that management and the Board have put in place. We have developed innovative clinical services and focused on delivering quality care for the elderly. The financial markets are just beginning to recognize the significant progress BEI has achieved.

“Our Board – after careful review and consultation with its financial and legal advisors – unanimously concluded that the Whitman/Appaloosa group’s proposed transactions are not in stockholders’ best interests when compared with BEI’s own strategic plan, the strong progress the company has made, and its future prospects for significant further growth and value creation,” Mr. Floyd stated.

In particular, Mr. Floyd said, the Board took into account the following elements of the Whitman/Appaloosa group’s proposals and found them to be lacking in the following ways:

•	The Whitman/Appaloosa group’s preliminary and highly conditional proposals have significantly undervalued BEI.

•	The group has called for a separation of BEI’s skilled nursing facilities’ business from its services businesses that would destroy the beneficial synergies created through their combination and collaboration.

•	The group has no financing commitment to fund an acquisition of BEI and only $375 million in committed equity financing.

“I and the other Board members strongly urge BEI stockholders to review our proxy materials, which they should receive shortly, and sign, date and return a WHITE proxy card with a vote for our slate. We also strongly recommend that they not return a Whitman/Appaloosa blue proxy card for any reason,” Mr. Floyd said.

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Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly currently operates 347 skilled nursing facilities, as well as 18 assisted living centers, and 56 hospice and home care centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

IMPORTANT INFORMATION

On March 15, 2005, Beverly Enterprises, Inc. (“BEI”) filed a definitive proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.

INFORMATION REGARDING PARTICIPANTS

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders is contained in the definitive proxy statement filed by BEI with the Securities and Exchange Commission on March 15, 2005.

FORWARD LOOKING STATEMENTS

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

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[1]	We define EBITDA as earnings from continuing operations before interest expense (including costs related to early extinguishments of debt), interest income, income taxes, depreciation and amortization. EBITDA margin is EBITDA as a percentage of revenues.

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The BEI Board looks to EBITDA in considering management’s performance because EBITDA is commonly used by our lenders and investors to assess our leverage capacity, debt service ability and liquidity, and we use EBITDA to evaluate financial performance and to design incentive compensation for management. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following table provides a reconciliation from our pre-tax income (loss) from continuing operations, which is the most directly comparable financial measure presented in accordance with GAAP for the periods indicated (in millions):

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Beverly Enterprises, Inc.
2004 and 2001 Continuing Operations EBITDA
Reconciliation
(In millions)

	December 31,
	2004	2001
Revenues	$1,989	$1,953

EBITDA	$191	$(86)

Depreciation and amortization	62	64
Costs related to early extinguishments of debt	41	—
Interest expense	45	74
Interest income	(5)	(3)

Pre-tax income	$48	$(221)

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